Exhibit 99.1

CorMedix Inc. Receives Fast Track Designation for Neutrolin®

BRIDGEWATER, N.J., January 15, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a specialty pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease, is pleased to announce that the U.S. Food and Drug Administration (FDA) granted its request for Fast Track designation of its lead product candidate, Neutrolin® Catheter Lock Solution, pursuant to the Food and Drug Administration Safety and Innovation Act (FDASIA).  CorMedix's Neutrolin is a novel formulation of taurolidine, citrate and heparin with1000 u/ml that provides a combination preventative solution, decreases the triple threat of infection, thrombosis, and biofilm to keep catheter's operating safely and efficiently by optimizing catheter blood flow while minimizing infections and biofilm formation.

Fast Track designation is granted to drug products designed to treat a serious condition, for which have clinical data has been generated and shown to potentially address an unmet medical need.  The Fast Track designation of Neutrolin provides CorMedix with the opportunity to meet with the FDA on a more frequent basis during the review process, and also ensures an expedited review of any marketing application.  Neutrolin has shown antimicrobial activity against many of the pathogens that are known to pose a serious threat to public health by causing blood-stream infections in ICU, oncology and hemodialysis patients. CorMedix intends to expand on the previously collected clinical data by conducting clinical trials with Neutrolin® Catheter Lock Solution in oncology, hemodialysis and intensive care unit patients, where catheter-related blood stream infections and clotting can be life-threatening.

“CorMedix is thrilled with this development.” said Randy Milby, CorMedix Chief Executive Officer. “We believe that this designation will be invaluable as we seek to rapidly develop Neutrolin® for the U.S. central venous catheter patients, and address a critical medical need in the oncology, intensive care communities.”

The request for Fast Track designation was followed by a December 2014 submission to the FDA requesting Neutrolin be designated a Qualified Infectious Disease Product (QIDP).  Designation of Neutrolin as a QIDP could secure incentives, such as the 5 year extension of marketing exclusivity, for pursuing marketing approval in the U.S.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Randy Milby

(908) 517-9489